Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-283536) and related Prospectus of Powerfleet, Inc. for the registration of 24,285,714 shares of its common stock and to the incorporation by reference therein of our reports (a) dated May 9, 2024, with respect to the consolidated financial statements of Powerfleet, Inc. and the effectiveness of internal control over financial reporting of Powerfleet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, and (b) dated August 22, 2024, with respect to the consolidated financial statements of Powerfleet, Inc. and the effectiveness of internal control over financial reporting of Powerfleet, Inc. included in its Transition Report (Form 10-KT) for the three months ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

December 4, 2024